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                                                                      EXHIBIT 21


HEALTHDYNE TECHNOLOGIES URGES
SHAREHOLDERS TO WAIT FOR BOARD'S
RECOMMENDATION ON INVACARE'S TENDER.


FOR IMMEDIATE RELEASE


         Marietta, Georgia, January 28, 1997 -- Healthdyne Technologies, Inc. (Nasdaq:HDTC) today stated that it will carefully study, with the assistance of its financial advisor, Cowen & Company, and its legal advisors, the unsolicited tender offer made by Invacare Corporation for all of the common shares of Healthdyne Technologies at $13 per share.

         Healthdyne Technologies urged shareholders to postpone their decision whether to accept or reject the Invacare offer until the Board of Directors of Healthdyne Technologies has an opportunity to make a recommendation on the offer. The Company indicated that it will send its recommendation to shareholders no later than February 10, 1997.

         Noting that the Invacare offer does not expire until February 24, 1997, Craig B. Reynolds, President and Chief Executive Officer of the Company, stated, "Shareholders should have time to receive the Board's recommendation and act in an informed manner. The Board will act with the utmost consideration for the interests of our shareholders."

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         Healthdyne Technologies designs, manufactures and markets
technologically advanced medical devices for use in the home, as well as other specialized clinical settings. The Company's products include diagnostic and therapeutic devices for the evaluation and treatment of sleep disorders, non-invasive ventilators, oxygen concentrators and medication nebulizers for the treatment of respiratory disorders, monitors for infants at risk for SIDS, and products for asthma management.

         This press release contains forward-looking statements that involve risks and uncertainties, including developments in the healthcare industry, development and introduction of new products on a timely basis, third party reimbursement policies and practices and regulatory requirements affecting the approval and sale of medical devices, as well as other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, including its Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.


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